As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL REALTY INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	87-3916363
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 Rose Ave.

Suite 200

North Bethesda, Maryland 20852

Telephone: (301) 998-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dawn M. Becker, Executive Vice President, General Counsel and Secretary

Federal Realty Investment Trust

909 Rose Ave.

Suite 200

North Bethesda, Maryland 20852

Telephone: (301) 998-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin J. Bintrim, Esq.

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street N.W.

Washington, D.C. 20036

(202) 663-8000

Approximate date of commencement of proposed sale of the securities to the public:

From time to time following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards, provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares of Beneficial Interest, $0.01 par value	799,623	$134.99	$107,941,109	$10,006

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common shares as reported on the New York Stock Exchange on December 28, 2021.

(2)

On May 7, 2021, Federal Realty OP LP (formerly known as Federal Realty Investment Trust, the “Predecessor”) filed a registration statement on Form S-3 (Registration No. 333-255871) (the “Prior Registration Statement”) relating to the registration of 834,091 common shares. On January 3, 2022, the Prior Registration Statement was terminated. The common shares being registered hereunder consist entirely of unsold common shares previously registered under the Prior Registration Statement. Accordingly, pursuant to Rule 457(p) under the Securities Act, the Registrant, which is the successor and parent company of the Predecessor, is offsetting the registration fee of $10,006 due hereunder by the fee previously paid with respect to such unsold securities.

PROSPECTUS

799,623 Common Shares of Beneficial Interest

(par value $0.01 per share)

This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus or their pledgees of up to 799,623 of our common shares of beneficial interest, par value $0.01 per share, which we refer to as our common shares, comprised of (i) common shares issuable upon conversion of our 5.417% Series 1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share and liquidation preference $25.00 per share, which we refer to as our preferred shares, if and to the extent that selling shareholders tender preferred shares for conversion and offer or sell any of the common shares issued in respect thereof and (ii) common shares issuable upon redemption of units of (A) NVI-Avenue, LLC, a Maryland limited liability company, (B) Route 35 Shrewsbury Limited Partnership, a New Jersey limited partnership, (C) Shrewsbury Commons L.P., a Washington limited partnership, (D) Sea Girt Limited Partnership, a Washington limited partnership, (E) 35 West, LLC, a Washington limited liability company, and (F) Federal Realty Partners L.P., a Delaware limited partnership, if and to the extent that redeeming unitholders tender such units for redemption, receive common shares for such redemption and offer or sell any of the common shares issued in respect thereof. We refer to the entities named in items (A) through (F) above as the downREIT entities and the units therein as downREIT units.

We will not receive any proceeds from the sale of common shares by the selling shareholders or their pledgees.

The holders of preferred shares may convert their outstanding preferred shares into a number of common shares determined by dividing (i) the product obtained by multiplying (A) the number of preferred shares being converted by (B) the liquidation price of $25.00 per preferred share; by (ii) the optional conversion price (which conversion price is calculated as provided for in the Company’s declaration of trust as in effect from time to time, which we refer to as the Declaration of Trust) as in effect immediately prior to the close of business on the date of conversion. Conversions are subject to (a) limitations on real estate investment trust share ownership, (b) a minimum conversion amount, (c) conversion frequency limits and (d) black-out periods after public offerings of the registrant. At any time at which the trailing 200 consecutive trading day average closing price of the common shares as reported on the New York Stock Exchange is greater than the mandatory conversion trigger price (which price is calculated as provided for in the Declaration of Trust), the registrant may convert all or any outstanding preferred shares into a number of fully paid and nonassessable common shares determined by dividing (i) the product obtained by multiplying (A) the number of preferred shares being converted by (B) the liquidation price of $25.00 per preferred share; by (ii) the optional conversion price (which conversion price is calculated as provided for in the Declaration of Trust) as in effect immediately prior to the close of business on the conversion date set by the registrant in accordance with the Declaration of Trust.

Each holder of downREIT units has the right to require the applicable downREIT entity to redeem his, her or its downREIT units for cash. At the registrant’s election, the downREIT units tendered for redemption may be redeemed for common shares instead of cash.

In some cases, we are registering the common shares being offered under this prospectus pursuant to contractual obligations under registration rights agreements in order to permit the selling shareholders or their permissible transferees to offer or sell such shares without restriction, in the open market or otherwise. However, the registration of such common shares does not necessarily mean that any of the preferred shares will be tendered for conversion, that any of the downREIT units will be tendered for redemption, that any common shares will be issued upon redemption of downREIT units, or that the selling shareholders or their permissible transferees will offer or sell any common shares.

We will pay all expenses incident to the registration of the common shares offered herein (other than brokerage fees and sales commissions, fees and disbursements of the selling shareholders’ counsel, accountants and other advisors and transfer taxes, if any, relating to the sale or disposition of the offered shares).

Our common shares of beneficial interest and depositary shares representing interests in our Series C preferred shares of beneficial interest are listed on the New York Stock Exchange under the symbols “FRT” and “FRTPRC,” respectively. On December 30, 2021, the last reported sales price of our common shares, as reported on the New York Stock Exchange, was $137.12 per share.

Please read this prospectus and any supplement hereto carefully before you invest. Investing in our common shares involves risks. See “Risk Factors ” beginning on page 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and on page 2 of this prospectus, for risks relating to an investment in our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, selling shareholders or their pledgees may sell the securities described in this prospectus either separately or in units, in one or more offerings. Our prospectus provides you with a general description of these securities. This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where to Find Additional Information” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

References to “we,” “us” or “our” refer to Federal Realty Investment Trust and its directly or indirectly owned subsidiaries, unless the context otherwise requires. References to the “Company” refer to Federal Realty Investment Trust. The term “you” refers to a prospective investor.

FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference into this prospectus contain statements that are not based on historical facts, including statements or information with words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates,” “continues” and other similar words. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the Private Securities Litigation Reform Act of 1995. In particular, the risk factors included and incorporated by reference into this prospectus describe forward-looking information. The risk factors, including those in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 11, 2021, describe risks that may affect these statements but are not exhaustive, particularly with respect to possible future events. Many things can happen that can cause actual results to be different from those we describe. These factors include, but are not limited to:

•	risks that our tenants will not pay rent, may vacate early or may file for bankruptcy, or that we may be unable to renew leases or re-let space at favorable rents as leases expire;

•

risks that we may not be able to proceed with or obtain necessary approvals for any redevelopment or renovation project, and that completion of anticipated or ongoing property redevelopment or renovation projects that we do pursue may cost more, take more time to complete or fail to perform as expected;

•

risk that we are investing a significant amount in ground-up development projects that may be dependent on third parties to deliver critical aspects of certain projects, requires spending a substantial amount upfront in infrastructure, and assumes receipt of public funding which has been committed but not entirely funded;

•

risks normally associated with the real estate industry, including risks that occupancy levels at our properties and the amount of rent that we receive from our properties may be lower than expected, that new acquisitions may fail to perform as expected, that competition for acquisitions could result in increased prices for acquisitions, that costs associated with the periodic maintenance and repair or renovation of space, insurance and other operations may increase, that environmental issues may develop at our properties and result in unanticipated costs, and, because real estate is illiquid, that we may not be able to sell properties when appropriate;

•	risks that our growth will be limited if we cannot obtain additional capital;

•	risks associated with general economic conditions, including local economic conditions in our geographic markets;

•

risks of financing on terms which are acceptable to us, our ability to meet existing financial covenants and the limitations imposed on our operations by those covenants, and the possibility of increases in interest rates that would result in increased interest expense;

•

risks related to the Company’s status as a real estate investment trust, commonly referred to as a REIT, for federal income tax purposes, such as the existence of complex tax regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation, and the adverse consequences of the failure to qualify as a REIT; and

•

risks related to natural disasters, climate change and public health crises (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address them, may precipitate or materially exacerbate one or more of the above-mentioned risks, and may significantly disrupt or prevent us from operating our business in the ordinary course for an extended period.

Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements or those contained in or incorporated by reference into this prospectus. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, please consider the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, on file with the SEC, which is incorporated herein by reference, in addition to any risks and additional information included in this prospectus, in an applicable prospectus supplement and in any subsequent filing with the SEC that is incorporated herein by reference. The risks and uncertainties we have described are those we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial condition, results of operation or the market price of our securities. However, additional risks and uncertainties not currently known to us or that we currently deem immaterial may affect our business operations and the market price of our securities.

THE COMPANY

We are an equity real estate investment trust (“REIT”) specializing in the ownership, management, and redevelopment of retail and mixed-use properties. Our properties are located primarily in communities where we believe retail demand exceeds supply, in strategically selected metropolitan markets in the Mid-Atlantic and Northeast regions of the United States, California, and South Florida.

Prior to January 1, 2022, the Company’s business was conducted through a predecessor entity also known as Federal Realty Investment Trust (the “Predecessor”). The Predecessor was founded in 1962 as a REIT under the laws of the District of Columbia and re-formed as a real estate investment trust under the laws of the State of Maryland in 1999. On December 2, 2021, the Predecessor’s Board of Trustees approved the reorganization of the Predecessor’s business into an umbrella partnership real estate investment trust, or “UPREIT.” To effect the UPREIT reorganization, the Predecessor formed a wholly-owned subsidiary real estate investment trust (“Holdco”), and Holdco formed its own wholly-owned subsidiary real estate investment trust (“Merger Sub”). Holdco also formed a wholly-owned subsidiary limited liability company known as Federal Realty GP LLC (the “General Partner”). Effective as of January 1, 2022, Merger Sub merged with and into the Predecessor, with the Predecessor being the surviving entity and becoming a wholly-owned subsidiary of Holdco (the “Merger”). At the effective time of the Merger, each outstanding capital share of the Predecessor, including each preferred share, was converted into one equivalent capital share of Holdco. Also effective as of January 1, 2022, Holdco changed its name to Federal Realty Investment Trust, the entity we refer to herein as the Company. The Company had the same consolidated assets and liabilities immediately following the Merger as the Predecessor immediately before the Merger. In connection with the Merger, the Company assumed all of the Predecessor’s rights and obligations with respect to the downREIT units, and, from and after the effective time of the Merger, the conversion of the outstanding preferred shares into common shares will be governed by the Company’s Declaration of Trust.

The Predecessor expects to convert into a Delaware limited partnership known as Federal Realty OP LP effective as of January 4, 2022 (the “Partnership Conversion”). In this registration statement, we refer to the Predecessor after the effectiveness of the Partnership Conversion as the Partnership. The General Partner will be the sole general partner of the Partnership. The Company owns 100% of the limited liability company interests of, is the sole member of and exercises exclusive control over the General Partner. Following the UPREIT reorganization described above, including the Partnership Conversion, the Company expects to conduct its business through the Partnership and does not expect to have substantial assets or liabilities other than through its investment in the Partnership.

As of September 30, 2021, we owned or had a majority interest in community and neighborhood shopping centers and mixed-use properties which are operated as 106 predominantly retail real estate projects comprising approximately 25.4 million square feet. In total, the real estate projects were 92.8% leased and 90.2% occupied at September 30, 2021. We have paid quarterly dividends to our shareholders continuously since our founding in 1962 and have increased our dividends per common share for 54 consecutive years.

The Company qualifies for taxation as a REIT pursuant to the Internal Revenue Code of 1986, as amended, or the “Code,” and we intend to operate in a manner that will allow us to maintain such qualification.

Our principal executive offices are located at 909 Rose Ave., Suite 200, North Bethesda, MD 20852. Our telephone number is (301) 998-8100. Our website address is www.federalrealty.com. The information contained on our website is not a part of this prospectus and is not incorporated herein by reference.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares by the selling shareholders or their pledgees. We will pay all costs and expenses incident to the registration of the offered shares, other than brokerage fees and sales commissions, fees and disbursements of the selling shareholders’ counsel, accountants and other advisors, and share transfer and other taxes attributable the sale of the offered shares, which will be paid by the selling shareholders. See “Selling Shareholders.”

SELLING SHAREHOLDERS

The selling shareholders hold an aggregate of 399,896 preferred shares and 674,838 downREIT units, which they acquired in exchange for their interests in certain entities owning real properties. We may issue the common shares to the selling shareholders or their pledgees in exchange for (i) the preferred shares if and to the extent that the selling shareholders or their pledgees tender their preferred shares for conversion or (ii) the downREIT units if and to the extent that the selling shareholders or their pledgees tender their downREIT units for redemption and the registrant elects to issue common shares in exchange for such downREIT units. The common shares offered by this prospectus may be offered from time to time by the selling shareholders named below and by any additional selling shareholders who may be named in a supplement to this prospectus. The following table sets forth the name of each selling shareholder and the number of our common shares that may be offered by each selling shareholder. The selling shareholders may pledge common shares, preferred shares or downREIT units to secure financing or for other purposes. As a result, pledgees or other permitted transferees of the selling shareholders may use this registration statement to sell common shares issued to them in connection with such pledges in the event the selling shareholder defaults.

None of the selling shareholders has had any position, office or other material relationship with us, or any of our predecessors or affiliates, during the past three years. Since the selling shareholders may sell all, some or none of the common shares covered by this prospectus, no estimate can be made of the number of common shares that will be sold by the selling shareholders pursuant to this prospectus or that will be owned by the selling shareholders upon completion of the offering. Assuming the conversion (upon the election of the preferred shareholders) of all outstanding preferred shares and the redemption (upon the election of the holders of downREIT units to tender their downREIT units for redemption and the election of the registrant to issue common shares in exchange for all such tendered downREIT units) of all outstanding downREIT units owned by all of the selling shareholders as of the date hereof, no selling shareholder would hold 1% or more of the total number of our common shares outstanding as of December 31, 2021.

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering (1)	Number of Common Shares Being Offered (2)		Number of Common Shares Beneficially Owned After the Offering (3)
A. Thomas Campbell	0	8,489	(4)	0
Bruce S. Campbell, III	0	16,780	(5)	0
Bruce S. Campbell, IV	0	1,025	(6)	0
Carol C. Haislip	0	8,490	(7)	0
Caroline Campbell Hill	0	656	(8)	0
Carolyn C. Beall	1,672	7,442	(9)	1,672
Charlton G. Campbell Hughes	0	33,585	(10)	0
Douglas Franklin Campbell	1,101	6,020	(11)	1,101
Gregg T. Campbell	3,008	36,515	(12)	3,008
Judith F. Campbell	0	232	(13)	0
Kathleen Campbell Ackerman	0	656	(14)	0
Madeline C. Modica	90	7,679	(15)	90
Marcie C. McHale	0	6,020	(16)	0
Robert Bruce Campbell	0	7,177	(17)	0
Russell Tyler Campbell	0	6,020	(18)	0
S. James Campbell, Jr.	0	8,489	(19)	0
Sarah T. Campbell	0	1025	(20)	0
Taber C. Hook	0	9,007	(21)	0
Thomas M. Campbell	0	20,822	(22)	0
Trustee of the Richard L. Campbell, Jr. Residuary Trust	0	2,566	(23)	0

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering (1)	Number of Common Shares Being Offered (2)		Number of Common Shares Beneficially Owned After the Offering (3)
Trustees of the Laurence Thomsen Trust u/a 10/16/67	0	25,467	(24)	0
Paul D. Dollenberg, Jr.	0	1,500	(25)	0
Jamie N. Campbell	0	21,339	(26)	0
Virginia T. Campbell	0	6,136	(27)	0
Kathleen B. Dollenberg	0	1,201	(28)	0
Brett Campbell Alcarese	0	1,756	(29)	0
Kristin D. Chottiner	0	3,548	(30)	0
Douglas F. Campbell, Custodian for Connor M. Campbell under OR-UGMA	0	386	(31)	0
Douglas F. Campbell, Custodian for Mitchell W. Campbell under OR-UGMA	0	386	(32)	0
Douglas F. Campbell, Custodian for Sarah A. Campbell under OR-UGMA	0	386	(33)	0
E. Mills Dancy	0	348	(34)	0
Rebecca Beall DiSabato	0	64	(35)	0
James C. Alban, IV	0	348	(36)	0
Jessica C. Hughes	0	9,647	(37)	0
Marcie C. McHale, Custodian for Claire J. McHale under WA-UGMA	0	386	(38)	0
Marcie C. McHale, Custodian for Madeline C. McHale under WA-UGMA	0	386	(39)	0
Marcie C. McHale, Custodian for Samuel H. McHale under WA-UGMA	0	386	(40)	0
Meredith McLean Alcarese	0	1,756	(41)	0
Mitchell W. Hook	0	348	(42)	0
Natal Modica	0	348	(43)	0
Richard E. Hook, IV	0	174	(44)	0
Russell T. Campbell, Custodian for Jessica J. Campbell under OR-UGMA	0	290	(45)	0
Russell T. Campbell, Custodian for Kelsey N. Campbell under OR-UGMA	0	290	(46)	0
Russell T. Campbell, Custodian for Lindsey M. Campbell under OR-UGMA	0	290	(47)	0
Russell T. Campbell, Custodian for Tyler W. Campbell under OR-UGMA	0	290	(48)	0
Trustees u/a dated 4/23/85 (Richard E. Hook, IV, Grantor)	0	348	(49)	0
Taber A. Frederick	0	348	(50)	0
P. Douglas Dollenberg, Sr.	0	1,200	(51)	0
Terranomics	0	3,834	(52)	0
Survivor’s Trust Established under the Merritt & Pamela Sher Living Trust	0	48,323	(53)	0
Ronald Sher	0	105,000	(54)	0
Richard B. Kabat	0	36,148	(55)	0
VT Trust (J. Victor Fandel, Trustee)	0	13,711	(56)	0
James C. Castillo	0	2,569	(57)	0

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering (1)	Number of Common Shares Being Offered (2)		Number of Common Shares Beneficially Owned After the Offering (3)
Cori Linn	0	2,377	(58)	0
Kenneth A. Bloch	0	4,360	(59)	0
Joseph D. Blum	0	864	(60)	0
Thomas Bomar	0	864	(61)	0
B.L. Culbertson Revocable Trust (B.L. Culbertson, Trustee)	0	864	(62)	0
The Fazekas Living Trust (Thomas Fazekas, Trustee)	0	864	(63)	0
A.N. & S.M. Javaras Trust (A.N. Javaras, Trustee)	0	864	(64)	0
Peter & Sarah Morse 2016 Trust	0	2,292	(65)	0
The David Naggar Living Trust	0	864	(66)	0
Bruce C. Spikell Trust, UDT 9/13/10 (Bruce C. Spikell, Trustee)	0	864	(67)	0
W & P Steuart Trust dated 9/13/11 (William & Pamela Steuart, Co-Trustees)	0	1,836	(68)	0
Sandra Williamson	0	3,749	(69)	0
Lynne Bremer	0	216	(70)	0
Lacey Sher	0	4,334	(71)	0
Mark L. Seiler	0	718	(72)	0
Colton M. Rodoski	0	3,048	(73)	0
Rebecca Wellington	0	3,048	(74)	0
Nigel Sher	0	1,849	(75)	0
Seiler Family Revocable Trust	0	718	(76)	0
Circe Sher	0	4,334	(77)	0
Stephen V. Palevich and Kathleen J. Palevich Trust	0	1,473	(78)	0
Alexander R. Buck	0	1,600	(79)	0
Jeremy Buck	0	2,500	(80)	0
Lindsay Buck	0	2,852	(81)	0
Dorothy Beer Lodato as Trustee of The Frank J. Lodato Bypass Trust created under the terms of The Frank J. Lodato Trust dated March 30, 1976, as amended	0	16,769	(82)	0
Jane Bush Miller, Trustee of the Jane Buch Miiler Trust dated August 7, 1990 as amended on December 23, 1996	0	16,769	(83)	0
Janet M. Gunn and Karl Isacson, Co-Trustees of the Charles H. Gunn Revocable Trust	0	21,769	(84)	0
Elizabeth M. McCarthy, a married women, as her separate property	0	11,238	(85)	0
Lindley H. Miller, III, as Trustee udner Declaration of Trust dated May 10, 1996	0	11,238	(86)	0
Ernest M. Carter	0	1,000	(87)	0
Benjamin Weiner	0	30,508	(88)	0
Elaine Price	0	2,026	(89)	0
11011 Lee Highway, LLC	0	102,692	(90)	0
Lee Highway, LLLP	0	60,630	(91)	0

(1)

The information set forth in this column is partially based on information in the records of the transfer agent and registrar for the common shares on or about May 7, 2021 with respect to the common shares held of record by certain of the selling shareholders. The amount of common shares beneficially owned by each selling shareholder is unknown and not reasonably available, and obtaining such information would require unreasonable effort.

(2)

Includes the common shares issuable upon (i) conversion (upon the election of the preferred shareholders) as of the date hereof of all outstanding preferred shares and (ii) redemption (upon the election of the downREIT holders and the election of the registrant to acquire all tendered downREIT units in exchange for common shares) as of the date hereof of all outstanding downREIT units, at the conversion price and redemption price in effect as of the date hereof.
(3)	Assuming the sale of all of the common shares being offered under this registration statement.
(4)	Represents common shares that are issuable to the selling shareholder upon redemption of 8,489 downREIT units of NVI-Avenue, LLC.
(5)

Represents 9,757 common shares that are issuable to the selling shareholder upon conversion of 40,860 preferred shares, and 7,023 common shares that are issuable to the selling shareholder upon redemption of 7,023 downREIT units of NVI-Avenue, LLC.

(6)

Represents 369 common shares that are issuable to the selling shareholder upon conversion of 1,547 preferred shares, and 656 common shares that are issuable to the selling shareholder upon redemption of 656 downREIT units of NVI-Avenue, LLC.

(7)	Represents common shares that are issuable to the selling shareholder upon redemption of 8,490 downREIT units of NVI-Avenue, LLC.
(8)	Represents common shares that are issuable to the selling shareholder upon redemption of 656 downREIT units of NVI-Avenue, LLC.
(9)	Represents common shares that are issuable to the selling shareholder upon redemption of 7,442 downREIT units of NVI-Avenue, LLC.
(10)	Represents common shares that are issuable to the selling shareholder upon conversion of 140,644 preferred shares.
(11)	Represents common shares that are issuable to the selling shareholder upon redemption of 6,020 downREIT units of NVI-Avenue, LLC.
(12)

Represents 26,868 common shares that are issuable to the selling shareholder upon conversion of 112,515 preferred shares, and 9,647 common shares that are issuable to the selling shareholder upon redemption of 9,647 downREIT units of NVI-Avenue, LLC.

(13)	Represents common shares that are issuable to the selling shareholder upon redemption of 232 downREIT units of NVI-Avenue, LLC.
(14)	Represents common shares that are issuable to the selling shareholder upon redemption of 656 downREIT units of NVI-Avenue, LLC.
(15)	Represents common shares that are issuable to the selling shareholder upon redemption of 7,679 downREIT units of NVI-Avenue, LLC.
(16)	Represents common shares that are issuable to the selling shareholder upon redemption of 6,020 downREIT units of NVI-Avenue, LLC.
(17)	Represents common shares that are issuable to the selling shareholder upon redemption of 7,177 downREIT units of NVI-Avenue, LLC.
(18)	Represents common shares that are issuable to the selling shareholder upon redemption of 6,020 downREIT units of NVI-Avenue, LLC.
(19)	Represents common shares that are issuable to the selling shareholder upon redemption of 8,489 downREIT units of NVI-Avenue, LLC.
(20)

Represents 369 common shares that are issuable to the selling shareholder upon conversion of 1,547 preferred shares, and 656 common shares that are issuable to the selling shareholder upon redemption of 656 downREIT units of NVI-Avenue, LLC.

(21)

Represents 1,675 common shares that are issuable to the selling shareholder upon conversion of 7,018 preferred shares, and 7,332 common shares that are issuable to the selling shareholder upon redemption of 7,332 downREIT units of NVI-Avenue, LLC.

(22)

Represents 11,175 common shares that are issuable to the selling shareholder upon conversion of 46,800 preferred shares, and 9,647 common shares that are issuable to the selling shareholder upon redemption of 9,647 downREIT units of NVI-Avenue, LLC.

(23)	Represents common shares that are issuable to the selling shareholder upon redemption of 2,566 downREIT units of NVI-Avenue, LLC.
(24)	Represents common shares that are issuable to the selling shareholder upon redemption of 25,467 downREIT units of NVI-Avenue, LLC.
(25)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,500 downREIT units of NVI-Avenue, LLC.

(26)

Represents 11,692 common shares that are issuable to the selling shareholder upon conversion of 48,965 preferred shares, and 9,647 common shares that are issuable to the selling shareholder upon redemption of 9,647 downREIT units of NVI-Avenue, LLC.

(27)	Represents common shares that are issuable to the selling shareholder upon redemption of 6,136 downREIT units of NVI-Avenue, LLC.
(28)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,201 downREIT units of NVI-Avenue, LLC.
(29)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,756 downREIT units of NVI-Avenue, LLC.
(30)	Represents common shares that are issuable to the selling shareholder upon redemption of 3,548 downREIT units of NVI-Avenue, LLC.
(31)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(32)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(33)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(34)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(35)	Represents common shares that are issuable to the selling shareholder upon redemption of 64 downREIT units of NVI-Avenue, LLC.
(36)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(37)	Represents common shares that are issuable to the selling shareholder upon redemption of 9,647 downREIT units of NVI-Avenue, LLC.
(38)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(39)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(40)	Represents common shares that are issuable to the selling shareholder upon redemption of 386 downREIT units of NVI-Avenue, LLC.
(41)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,756 downREIT units of NVI-Avenue, LLC.
(42)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(43)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(44)	Represents common shares that are issuable to the selling shareholder upon redemption of 174 downREIT units of NVI-Avenue, LLC.
(45)	Represents common shares that are issuable to the selling shareholder upon redemption of 290 downREIT units of NVI-Avenue, LLC.
(46)	Represents common shares that are issuable to the selling shareholder upon redemption of 290 downREIT units of NVI-Avenue, LLC.
(47)	Represents common shares that are issuable to the selling shareholder upon redemption of 290 downREIT units of NVI-Avenue, LLC.
(48)	Represents common shares that are issuable to the selling shareholder upon redemption of 290 downREIT units of NVI-Avenue, LLC.
(49)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC.
(50)	Represents common shares that are issuable to the selling shareholder upon redemption of 348 downREIT units of NVI-Avenue, LLC
(51)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,200 downREIT units of NVI-Avenue, LLC.
(52)	Represents common shares that are issuable to the selling shareholder upon redemption of 3,834 downREIT units of Route 35 Shrewsbury Limited Partnership.

(53)

Represents common shares that are issuable to the selling shareholder upon redemption of (i) 34,086 downREIT units of Route 35 Shrewsbury Limited Partnership, (ii) 8,119 downREIT units of Shrewsbury Commons L.P., (iii) 5,000 downREIT units of Sea Girt Limited Partnership and (iv) 1,118 downREIT units of 35 West, LLC.

(54)

Represents common shares that are issuable to the selling shareholder upon redemption of (i) 65,433 downREIT units of Route 35 Shrewsbury Limited Partnership and (ii) 39,567 downREIT units of Sea Girt Limited Partnership.

(55)	Represents common shares that are issuable to the selling shareholder upon redemption of 36,148 downREIT units of Route 35 Shrewsbury Limited Partnership.
(56)	Represents common shares that are issuable to the selling shareholder upon redemption of 13,711 downREIT units of Route 35 Shrewsbury Limited Partnership.
(57)	Represents common shares that are issuable to the selling shareholder upon redemption of 2,569 downREIT units of Route 35 Shrewsbury Limited Partnership.
(58)	Represents common shares that are issuable to the selling shareholder upon redemption of 2,377 downREIT units of Route 35 Shrewsbury Limited Partnership.
(59)

Represents common shares that are issuable to the selling shareholder upon redemption of (i) 432 downREIT units of Route 35 Shrewsbury Limited Partnership and (ii) 3,928 downREIT units of Sea Girt Limited Partnership.

(60)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(61)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(62)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(63)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(64)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(65)

Represents common shares that are issuable to the selling shareholder upon redemption of 1,728 downREIT units of Route 35 Shrewsbury Limited Partnership and (ii) 564 downREIT units of Sea Girt Limited Partnership.

(66)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(67)	Represents common shares that are issuable to the selling shareholder upon redemption of 864 downREIT units of Route 35 Shrewsbury Limited Partnership.
(68)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,836 downREIT units of Route 35 Shrewsbury Limited Partnership.
(69)

Represents common shares that are issuable to the selling shareholder upon redemption of (i) 432 downREIT units of Route 35 Shrewsbury Limited Partnership, (ii) 359 downREIT units of Shrewsbury Commons L.P., (iii) 1,964 downREIT units of Sea Girt Limited Partnership and (iv) 994 downREIT units of 35 West, LLC.

(70)	Represents common shares that are issuable to the selling shareholder upon redemption of 216 downREIT units of Route 35 Shrewsbury Limited Partnership.
(71)

Represents common shares that are issuable to the selling shareholder upon redemption of (i) 897 downREIT units of Shrewsbury Commons L.P. and (ii) 3,437 downREIT units of Sea Girt Limited Partnership.

(72)	Represents common shares that are issuable to the selling shareholder upon redemption of 718 downREIT units of Shrewsbury Commons L.P.
(73)

Represents common shares that are issuable to the selling shareholder upon redemption of (i) 359 downREIT units of Shrewsbury Commons L.P., (ii)1,199 downREIT units of Sea Girt Limited Partnership and (iii) 1,490 downREIT units of 35 West, LLC.

(74)

Represents common shares that are issuable to the selling shareholder upon redemption of (i) 359 downREIT units of Shrewsbury Commons L.P., (ii) 1,199 downREIT units of Sea Girt Limited Partnership and (iii) 1,490 downREIT units of 35 West, LLC.

(75)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 359 downREIT units of Shrewsbury Commons L.P. and (ii) 1,490 downREIT units of 35 West, LLC.
(76)	Represents common shares that are issuable to the selling shareholder upon redemption of 718 downREIT units of Shrewsbury Commons L.P.

(77)	Represents common shares that are issuable to the selling shareholder upon redemption of (i) 897 downREIT units of Shrewsbury Commons L.P. and (ii) 3,437 downREIT units of Sea Girt Limited.
(78)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,473 downREIT units of Sea Girt Limited Partnership.
(79)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,600 downREIT units of Federal Realty Partners L.P.
(80)	Represents common shares that are issuable to the selling shareholder upon redemption of 2,500 downREIT units of Federal Realty Partners L.P.
(81)	Represents common shares that are issuable to the selling shareholder upon redemption of 2,852 downREIT units of Federal Realty Partners L.P.
(82)	Represents common shares that are issuable to the selling shareholder upon redemption of 16,769 downREIT units of Federal Realty Partners L.P.
(83)	Represents common shares that are issuable to the selling shareholder upon redemption of 16,769 downREIT units of Federal Realty Partners L.P.
(84)	Represents common shares that are issuable to the selling shareholder upon redemption of 21,769 downREIT units of Federal Realty Partners L.P.
(85)	Represents common shares that are issuable to the selling shareholder upon redemption of 11,238 downREIT units of Federal Realty Partners L.P.
(86)	Represents common shares that are issuable to the selling shareholder upon redemption of 11,238 downREIT units of Federal Realty Partners L.P.
(87)	Represents common shares that are issuable to the selling shareholder upon redemption of 1,000 downREIT units of Federal Realty Partners L.P.
(88)	Represents common shares that are issuable to the selling shareholder upon redemption of 30,508 downREIT units of Federal Realty Partners L.P.
(89)	Represents common shares that are issuable to the selling shareholder upon redemption of 2,026 downREIT units of Federal Realty Partners L.P.
(90)	Represents common shares that are issuable to the selling shareholder upon redemption of 102,692 downREIT units of Federal Realty Partners L.P.
(91)	Represents common shares that are issuable to the selling shareholder upon redemption of 60,630 downREIT units of Federal Realty Partners L.P.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following section summarizes the material federal income tax issues that you may consider relevant relating to our taxation as a REIT under the Code, and the acquisition, ownership, and disposition of our common shares. In this section, references to the “Company,” “we,” “us,” “our” and “ours” refer only to Federal Realty Investment Trust and not to the Partnership or its subsidiaries unless the context requires otherwise. In addition, this discussion is written in the context of the Partnership Conversion having already occurred and thus assumes that the Partnership Conversion occurs on January 4, 2022, as expected, unless the context requires otherwise. For any period prior to the Partnership Conversion, references to the Partnership should generally be treated as references to the Predecessor as a disregarded entity of the Company that is not the Partnership.

Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, the discussion of the tax treatment of our shareholders addresses only common shares held as capital assets (generally property held for investment) within the meaning of Section 1221 of the Code. This discussion is based on current law and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt U.S. Shareholders” below), controlled foreign corporations, passive foreign investment companies, persons that acquire shares in connection with employment or other performance of personal services, persons subject to the alternative minimum tax, beneficial owners of shares subject to the special tax accounting rules under Section 451(b) of the Code, persons that are, or that hold their shares through, partnerships or other pass-through entities, United States persons within the meaning of Section 7701(a)(30) of the Code (“United States persons”) whose functional currency is not the U.S. dollar, persons that hold shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, persons that purchase or sell shares as part of a wash sale for tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Shareholders” below). In addition, this discussion is general in nature and is not exhaustive of all possible tax considerations, nor does it address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax and, only to the extent specifically provided herein, certain excise taxes potentially applicable to REITs.

This summary is based upon the Code, the regulations of the U.S. Department of Treasury (“Treasury”) promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our shares, the treatment of the partnership, and partners in the partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding shares, and partners in such partnerships, should consult their tax advisors with regard to the U.S. federal income tax treatment of an investment in our shares.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, OUR ELECTION TO BE TAXED AS A REIT AND THE EFFECT OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

The Predecessor elected to be taxed as a REIT under the federal income tax laws when it filed its 1962 federal income tax return and was organized and operated in a manner intended to qualify as a REIT. We have been organized in a manner intended to qualify as a REIT and we intend to operate in a manner to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) the Predecessor qualified as a REIT under Sections 856 through 860 of the Code with respect to each of its taxable years ended through December 31, 2021; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code and our current and proposed method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we and the Predecessor have operated and we continue to operate in accordance with various assumptions and factual representations made by us concerning our diversity of share ownership, business, properties and operations. The Predecessor may not, however, have met, and we may not continue to meet, such requirements. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. Our qualification as a REIT depends on the Predecessor having met and our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income earned from specified sources, the percentage of assets that fall within certain categories, the diversity of the ownership of the Predecessor’s and our shares, and the percentage of earnings distributed. We describe the current REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. Pillsbury Winthrop Shaw Pittman LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “— Requirements for REIT Qualification — Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders as a result of a deduction we receive for such distributions (the “dividends paid deduction”). The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from owning shares in a subchapter C corporation. However, we will be subject to federal tax in the following circumstances:

•

we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•

we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•

we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings;

•	we will pay a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis;

•

if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “—Requirements for REIT Qualification — Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•

if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•

if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•

if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a nondeductible 4% excise tax on the excess of such required distribution over (A) the amount we actually distributed, plus (B) retained amounts on which corporate-level tax was paid by us;

•

we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s shareholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•

if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)) and no election is made for the transaction to be taxable on a current basis, then if we recognize gain on the sale or disposition of such asset during the 5-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

To qualify as a REIT, we must meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our shares or ownership certificates;

6.

not more than 50% in value of our outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.

we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets and the amount of our distributions to shareholders.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit-sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our declaration of trust restricts the ownership and transfer of our shares so that we should continue to satisfy requirements 5 and 6. The provisions of our declaration of trust restricting the ownership and transfer of our shares are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the caption “Risk Factors – To maintain our status as a REIT, we limit the amount of shares any one shareholder can own.”

We currently have no direct corporate subsidiaries but may have corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all the capital shares of which are owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary.” A REIT is not treated as directly holding the assets of a taxable REIT subsidiary or as directly receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by each of our taxable REIT subsidiaries is an asset in our hands, and we generally recognize as income the dividends, if any, that we receive from our taxable REIT subsidiaries. A taxable REIT subsidiary is treated separately from us and will be subject to federal corporate income taxation. In contrast, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. Accordingly, any qualified REIT subsidiaries we could have in the future would not be subject to federal corporate income taxation, though they might be subject to state and local taxation.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single beneficial owner generally is not treated as an entity separate from its owner for federal income tax purposes. Similar to a qualified REIT subsidiary, all assets, liabilities, and items of income, deduction, and credit of such a disregarded entity are treated as assets, liabilities, and items of income, deduction, and credit of the owner. Initially, the Partnership will be treated as a disregarded entity for federal income tax purposes (but not necessarily for other tax purposes such as employment and excise taxation) because we initially own 100% of the interests in the Partnership, either directly or indirectly through other disregarded entities. We may in the future admit other partners to the Partnership in property contribution transactions, at which time the Partnership will become a partnership for federal income tax purposes, with the consequences described below.

An unincorporated domestic entity, such as a partnership or a limited liability company, with two or more beneficial owners is generally treated as a partnership for federal income tax purposes and the owners are treated as partners for such purposes. For purposes of this discussion as it relates to federal income tax status, references to “partnership” also include a limited liability company treated as a partnership for U.S. federal income tax purposes, and references to “partner” include a member in such a limited liability company. A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, once the Partnership becomes a regarded entity and a partnership for federal income tax purposes, our proportionate share of the assets and items of income of the Partnership and any other partnership in which we have acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements. Generally, except where the context indicates otherwise, references to the Partnership in this discussion will include Subsidiary Partnerships, although until the Partnership becomes regarded the Partnership will follow the disregarded entity rules described in the prior paragraph while the existing Subsidiary Partnerships that are currently regarded entities will be treated as partnerships. Our proportionate share of an entity treated as a partnership is generally determined, for REIT purposes, based on our percentage interest in partnership equity capital, subject to special rules relating to the 10% asset test described below.

We have control of the Partnership and, through the Partnership, intend to control any Subsidiary Partnerships, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. However, the Partnership may from time to time be a limited partner or non-managing member in some of the Subsidiary Partnerships. If a Subsidiary Partnership in which the Partnership owns an interest but does not have control takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to have the Partnership dispose of its interest in such entity. In addition, it is possible that a Subsidiary Partnership could take an action which could cause us to fail a gross income or asset test and that we would not become aware of such action in time for the Partnership to dispose of its interest in the Subsidiary Partnership or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provision, which could require us to pay a significant penalty tax to maintain our REIT qualification.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

•

At least 75% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized real estate foreign exchange gains) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets other than debt instruments of “publicly offered” REITs (REITs that are required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934) that qualify as real estate assets solely for that reason, and dividends or other distributions on and gain from the sale of shares in other REITs; and

•

At least 95% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized passive foreign exchange gains) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”). In general, interest from any of our taxable REIT subsidiaries is qualifying income for purposes of the 95% gross income test, but is not qualifying income for purposes of the 75% gross income test unless such interest derives from debt secured by real property.

The following paragraphs discuss the specific application of these tests to us.

Rental Income. The Partnership’s primary source of income derives from leasing properties. There are various limitations on whether rent that the Partnership receives from real property that it owns and leases to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) under the REIT tax rules:

•

If the rent is based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, the rent will not qualify as “rents from real property.” Our leases provide for either fixed rent, sometimes with scheduled escalations, or a fixed minimum rent and a percentage of gross receipts in excess of some threshold. The Partnership has not entered into any lease based in whole or part on the net income of any person and on an ongoing basis will use its best efforts to avoid entering into such arrangements unless, in either instance, we have determined or we determine in our discretion that such arrangements will not jeopardize our status as a REIT;

•

Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our shares owns 10% or more of a tenant from whom the Partnership receives rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our shares are owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. We believe that the Partnership has not leased property to any related party tenant, except where it may rent to certain taxable REIT subsidiaries as described below, or where we have determined in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT. On an ongoing basis, we will use our best efforts to ensure that the Partnership does not rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT;

•

In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to the Partnership by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. On an ongoing basis we use and will use our best efforts to ensure that all space leased to our taxable REIT subsidiaries by the Partnership meets these conditions, unless we determine in our discretion that the related party rent received from a taxable REIT subsidiary will not jeopardize our status as a REIT;

•

If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” If the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. In general, the Partnership has not leased a significant amount of personal property under its current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property has been no more than 15% of total rent from that lease, and on an ongoing basis we will use our best efforts to avoid having the Partnership lease personal property in connection with a future lease except where rent from the personal property is no more than 15% of total rent from that lease, unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent attributable to the personal property will not jeopardize our status as a REIT; and

•

In general, if the Partnership furnishes or renders services to its tenants, other than through a taxable REIT subsidiary or an “independent contractor” who is adequately compensated and from whom the Partnership does not derive revenue, the income received from the tenants may not be deemed “rents from real property.” In general, the Partnership may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, the Partnership may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as its income from the services does not exceed 1% of the income from the related property. We believe that the Partnership has not provided services to leased properties that have caused rents to be disqualified as rents from real property, and on an ongoing basis in the future, we will use our best efforts to determine in our discretion that any services provided by the Partnership will not cause rents to be disqualified as rents from real property, unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent resulting from such services will not jeopardize our status as a REIT.

Based on, and subject to, the foregoing, we believe that rent from the Partnership’s leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

Interest. For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. If a loan contains a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

The Partnership may from time to time hold mortgage debt. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. Interest on, and gains from the sale or other disposition of, debt secured by a mortgage on both real and personal property is qualifying income for purposes of both the 95% and 75% gross income tests if the fair market value of the personal property securing the debt does not exceed 15% of the total fair market value of all property securing the debt. However, in the case of acquisition of an existing loan secured by both real property and other property that does not meet the requirements of the previous sentence, if the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the Partnership agreed to acquire the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan principal exceeds the value of the real estate that is security for the loan as of the date the Partnership agreed to acquire the loan.

Dividends. Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Tax on Income from Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests.

“Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

•

that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

•

the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

•

the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

•

the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income or through a taxable REIT subsidiary).

Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income (taking into account foreign currency gains and losses) derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of the Partnership’s assets (other than certain assets held through our taxable REIT subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.

The Code provides a safe harbor that, if met by us (including with respect to properties held by the Partnership), allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the 2-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. With respect to clause (iii) above, if we rely on one of the alternative percentage tests rather than the 7-sale limitation, (A) we are permitted to sell properties with an aggregate adjusted basis (or fair market value) of up to 20% of the aggregate bases in (or fair market value of) our assets as long as the 10% standard is satisfied on average over the three-year period comprised of the taxable year at issue and the two immediately preceding taxable years, and (B) substantially all of the marketing and development expenditures with respect to the property must be made through a taxable REIT subsidiary or an independent contractor from whom we do not derive or receive any income. We believe we have complied with the terms of the safe harbor provision and we will attempt to comply with the terms of the safe harbor in the future, except where we determine in our discretion that a particular transaction will avoid prohibited transaction treatment regardless of the safe harbor. We may fail to comply with the safe harbor provision and may sell or dispose of property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary. We believe that none of the transactions the Partnership has had with our taxable REIT subsidiaries will give rise to the 100% tax, but recent changes to the interest deduction rules may affect interest deductions of our taxable REIT subsidiaries under some circumstances.

Hedging Transactions. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which (i) is clearly identified as such as specified in the Code and Treasury regulations, and (ii) hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations with respect to qualifying income under the 75% or 95% gross income test, including gain from the sale or disposition of such a transaction and certain income from hedging transactions entered into to hedge existing hedging positions after any portion of the hedged indebtedness or property is disposed of, will not constitute gross income for purposes of either the 75% or 95% gross income test, and therefore will be exempt from these tests. Income from any hedging transaction not described above will likely be treated as nonqualifying for both the 75% and 95% gross income tests.

Like-Kind Exchanges. The Partnership may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction. Legislative changes have eliminated like-kind exchanges for most personal property.

Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “ — Taxation of the Company,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•

At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables and money market funds), U.S. government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

•

“Real estate assets” include interests in real property, interests in mortgages on real property and on interests in real property, stock in other REITs, and debt instruments of publicly offered REITs. Real estate assets also include personal property to the extent that rent attributable to such personal property qualifies as rents from real property because it does not exceed 15% of the total rent received under the lease. We believe that the Partnership’s properties qualify as real estate assets.

•

“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

•

Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

•

For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities (which does not include our equity ownership in other REITs, the Partnership, any taxable REIT subsidiary or any qualified REIT subsidiary) may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (which does not include our equity ownership in other REITs, the Partnership, any taxable REIT subsidiary or any qualified REIT subsidiary) (the “10% asset test”), and (C) no more than 25% of the value of our total assets may consist of securities that are not qualifying assets for purposes of the 75% asset test (including securities of any taxable REIT subsidiary that would not otherwise be treated as real estate assets). For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent; (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income. In addition, solely for purposes of the 10% asset test that relates to value, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

•	The value of our securities in one or more taxable REIT subsidiaries (unless they would otherwise be treated as real estate assets) may not exceed 20% of the value of our total assets.

•	The value of our holdings in debt instruments of publicly offered REITs (unless they would otherwise be treated as real estate assets) may not exceed 25% of the value of our total assets.

We intend to select future investments so as to comply with the asset tests.

As described above, the Partnership may from time to time hold mortgage debt. Mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. Further, a loan secured by a mortgage on both real and personal property qualifies as a real estate asset for purposes of the 75% asset test if the fair market value of the personal property securing the loan does not exceed 15% of the total fair market value of all property securing the loan. However, for a loan secured by both real property and other property that does not meet the requirements of the previous sentence, if the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the Partnership agreed to acquire the loan, then a portion of such loan likely will not be a qualifying real estate asset. Under Revenue Procedure 2014-51, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the greater of (a) the current fair market value of the real property securing the loan or (b) the fair market value of such real property on the date the REIT acquires the loan, or (ii) the current fair market value of the loan.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered, and (iv) we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.

Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to shareholders of record as determined in one of such months, and pay the distribution during January of the following taxable year, or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

Further, with respect to our 2014 and prior taxable years, in order for distributions made by the Predecessor to have been counted as satisfying the annual distribution requirements for REITs and to provide it with a dividends paid deduction, its distributions must not have been “preferential dividends.” A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in the REIT’s organizational documents. For taxable years beginning after December 31, 2014, the preferential dividend rule does not apply to publicly offered REITs. The Predecessor was and we are a publicly offered REIT. Thus, so long as we continue to qualify as a publicly offered REIT, the preferential dividend rule does not apply to the Predecessor’s taxable years from 2015 and our taxable years. However, subsidiary REITs we may own from time to time may not be publicly offered REITs and the preferential dividend rules would apply to such subsidiary REITs, although the IRS has issued multiple private letter rulings, which may not be relied upon as precedent, that a subsidiary REIT that meets certain conditions may be treated as a publicly offered REIT for these purposes.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to shareholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of partnership net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, issue additional preferred or common shares to raise the cash necessary to make required distributions or, if possible, pay taxable dividends of our shares or debt securities.

We may satisfy the 90% distribution requirement with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. The IRS has also issued a revenue procedure applicable to publicly offered REITs that provides that the IRS will treat distributions that, at the election of each shareholder, are paid partly in cash and partly in shares as dividends that satisfy the REIT annual distribution requirement and as distributions that qualify for the dividends paid deduction for federal income tax purposes, provided certain conditions are satisfied, including a requirement that at least 20% of the total dividend is available in cash. In late 2021, the IRS issued additional guidance temporarily reducing, through June 30, 2022, the minimum amount of the distribution that must be available in cash to 10% to respond to economic disruptions and allow REITs to conserve capital and enhance their liquidity. We have no current intention to make such an elective cash/shares distribution or a distribution of debt securities, but in the event of an elective cash/shares distribution we expect to structure it so as to comply with the applicable revenue procedure. If we were to choose to make a cash/shares distribution, shareholders may be required to pay tax in excess of the cash that they receive or may be subject to withholding taxes, including with respect to all or a portion of such dividend that is payable in shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders and we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Any such dividends should, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual shareholders who satisfy certain holding period requirements. See “— Taxation of Taxable U.S. Shareholders — Current Tax Rates.” Furthermore, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “taxable U.S. shareholder” means a taxable beneficial owner of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in effect to be treated as a United States person.

Dividends and Other Taxable U.S. Shareholder Distributions. As long as we qualify as a REIT, a taxable U.S. shareholder must take into account distributions on our common shares out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. shareholders generally will not qualify for the maximum 20% tax rate for “qualified dividend income.” However, for taxable years prior to 2026, generally non-corporate shareholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, including a requirement that the taxable U.S. shareholder receiving such dividends hold the dividend-paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the shares become ex-dividend and not be under an obligation to make related payments with respect to a position in substantially similar or related property.

In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to distributions with respect to our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common shares.

A taxable U.S. shareholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. shareholder has held its common shares. See “— Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A taxable U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. shareholder’s common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such common shares. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. shareholder’s adjusted basis in its common shares, the taxable U.S. shareholder will recognize long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the taxable U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a taxable U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. shareholder on December 31 of such year to the extent of our earnings and profits, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute return of capital, ordinary income or capital gain dividends.

Taxation of Taxable U.S. Shareholders on the Disposition of Our Shares. In general, a taxable U.S. shareholder must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the taxable U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. In general, a taxable U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the taxable U.S. shareholder’s adjusted tax basis. A taxable U.S. shareholder’s adjusted tax basis generally will equal the taxable U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the taxable U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a taxable U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. shareholder treats as long-term capital gain.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income significantly exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate shareholders at the lower or higher rate. A taxable U.S. shareholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by us in respect of such undistributed net capital gains. Taxable U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. Taxable U.S. shareholders will increase their basis in their shares by the difference between the amount of such includible gains and the tax deemed paid by the taxable U.S. shareholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Passive Activity and Investment Income Limitations. Distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, taxable U.S. shareholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment income limitation.

Medicare Tax on Unearned Income. Certain taxable U.S. shareholders who are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends on our common shares and net gains from the taxable disposition of their shares. Taxable U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of our common shares.

Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 20%. The maximum tax rate on “qualified dividend income” is the same as the capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, for taxable years prior to 2026, generally non-corporate shareholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain limitations, including a requirement that the taxable U.S. shareholder receiving such dividends hold the dividend-paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the shares become ex-dividend and not be under an obligation to make related payments with respect to a position in substantially similar or related property. Further, with respect to non-corporate taxpayers, the lower qualified dividend income/capital gains tax rate (at a maximum of 20%) does generally apply to:

•	a shareholder’s long-term capital gain, if any, recognized on the disposition of our shares;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including our taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares become ex-dividend.

Information Reporting and Backup Withholding. Taxable U.S. shareholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, our common shares unless, when required, they fail to demonstrate their status as exempt recipients. In general, we will report to our other shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently at the rate of 24%) with respect to dividends unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a shareholder’s regular U.S. federal income tax liability or refunded by the IRS provided that the shareholder provides the required information to the IRS in a timely manner.

Taxation of Tax-Exempt U.S. Shareholders

Tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of shares with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts that are exempt from taxation under paragraphs (7), (9), and (17), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our shares only if:

•	the UBTI Percentage is at least 5%;

•

we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•

we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares).

Tax-exempt entities will be subject to the rules described above, under the heading “— Taxation of Taxable U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of non-U.S. shareholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of the U.S. federal, state, and local income tax laws on ownership of our common shares, including any reporting requirements. As used herein, the term “non-U.S. shareholder” means any taxable beneficial owner of our shares (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. shareholder or exempt organization.

Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of “U.S. real property interests” (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current and accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation unless the tax is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder timely provides an IRS Form W-8BEN or W-8BEN-E to us evidencing eligibility for that reduced rate, or (ii) the non-U.S. shareholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income.

Return of Capital. A non-U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

If we are treated as a “United States real property holding corporation,” we will be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, unless the non-U.S. shareholder is a “qualified foreign pension fund” (or is wholly-owned by one or more qualified foreign pension funds) or a non-U.S. shareholder that is publicly-traded and meets certain record-keeping and other requirements (a “qualified shareholder”), each as defined in the Code. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30% that is not made to a qualified foreign pension fund or a qualified shareholder.

Non-U.S. shareholders are urged to consult their tax advisors as to their qualification as a “qualified foreign pension fund” or a “qualified shareholder.” The qualified shareholder provisions do not apply to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the class of shares of the REIT held by the qualified shareholders (“applicable investors”). To the extent distributions not allocable to an applicable investor exceed both our current and accumulated earnings and profits and the adjusted basis of the qualified shareholder’s shares, or result from certain redemptions or liquidating distributions, such distributions are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

Capital Gain Dividends. Provided that a particular class of our shares is “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 10% of the shares of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to those shares that are designated as capital gains from our sale or exchange of U.S. real property interests (defined below) are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

If the foregoing exception does not apply, for example because the non-U.S. shareholder owns more than 10% of the relevant class of our shares, or because our shares are not regularly traded on an established securities market, the non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The FIRPTA rules described in this paragraph do not apply to such distributions to a qualified foreign pension fund or a qualified shareholder (other than distributions allocable to an applicable investor), although such distributions to a qualified shareholder not allocable to an applicable investor are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.” The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder may also be subject to the 30% branch profits tax unless the tax is reduced or eliminated by an applicable income tax treaty. We must withhold 21% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, we must make up the 21% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 21% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. shareholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Shares.”

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our shares held by shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. shareholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period foreign persons held, directly or indirectly, less than 50% in value of our shares (after applying specified presumptions regarding the ownership of our shares). We anticipate that we will continue to be a domestically controlled REIT, but there is no assurance that we will continue to be so. However, even if we are not, or cease to be, a domestically controlled REIT, a non-U.S. shareholder that owns, actually or constructively, 10% or less of a class of our outstanding shares at all times during a specified testing period will not incur tax under FIRPTA on a sale of such shares if shares of such class are “regularly traded” on an established securities market. If neither of these exceptions were to apply, a non-U.S. shareholder that is not a qualified foreign pension fund or a qualified shareholder (other than with respect to an applicable investor) would be taxed under FIRPTA on the gain on the sale of the shares, in which case such non-U.S. shareholder would be required to file a U.S. federal income tax return and would be taxed in generally the same manner as taxable U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and if the shares sold were not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the shares may be required to withhold and remit to the IRS 15% of the purchase price.

A non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), in which case the non-

U.S. shareholder will be subject to the same treatment as taxable U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. shareholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

Wash Sales. In general, special wash sale rules apply if a shareholder owning more than 5% of our common shares avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our shares before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our shares. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. shareholders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. shareholders.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. shareholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at the rate of 24%) and additional information reporting will generally not apply to distributions to a non-U.S. shareholder provided that the non-U.S. shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common shares by a foreign office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or

•

that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by United States persons or if it is engaged in the conduct of a trade or business in the United States, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of common shares effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax, and may be credited against a non-U.S. shareholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is timely supplied to the IRS.

Reporting and Withholding on Foreign Financial Accounts. Under sections 1471 through 1474 of the Code, Treasury regulations and related guidance (commonly referred to as “FATCA”), a 30% U.S. withholding tax will be imposed in certain circumstances on payments of (i) dividends on the shares and (ii) subject to the proposed Treasury regulations discussed below, gross proceeds from the sale or other disposition of the shares. Proposed Treasury regulations would, when finalized, eliminate FATCA withholding on the gross proceeds from a sale or other disposition of instruments, such as the shares, that produce withholdable payments. In the preamble to such proposed Treasury regulations, the IRS stated that taxpayers and withholding agents may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified United States person that directly or indirectly owns more than a specified percentage of such entity). If shares are held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. If we determine withholding is appropriate with respect to the payments of dividends on the shares or other payments in respect of the shares, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Under certain circumstances, a holder may be eligible for refunds or credits of such withheld taxes. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the shares.

Tax Aspects of Our Investments in the Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnership and the Subsidiary Partnerships. As described above under “Taxation of the Company — Requirements for REIT Qualification,” initially the Partnership (but not the Subsidiary Partnerships) is a disregarded entity for federal income tax purposes. Accordingly, the discussion below initially only applies to the Subsidiary Partnerships and references to the Partnership should not be taken into account. Once the Partnership admits one or more partners that are not disregarded entities of ours, the discussion below will also apply to the Partnership. Also, the discussion below does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of the Partnership’s and Subsidiary Partnerships’ income and to deduct our distributive share of the Partnership’s and Subsidiary Partnerships’ losses only if the applicable partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. We believe that the Partnership (once it admits one or more partners that are not disregarded entities of ours) and its Subsidiary Partnerships will be classified as partnerships for federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the Partnership units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% Passive Income Exception”). The income requirements applicable to us in order for us to qualify as a REIT under the Code and the definition of qualifying income under the Passive Income Exception are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the Partnership not to satisfy the 90% Passive Income Exception applicable to publicly traded partnerships.

Treasury has issued regulations (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

The Partnership agreement has provisions intended to facilitate and permit us to take actions to avoid loss of the Private Placement Exclusion. We believe that the Partnership, from the point it is treated as a regarded entity, will qualify for the Private Placement Exclusion and thereafter intends to qualify for the Private Placement Exclusion unless it qualifies for another safe harbor or the 90% Passive Income Exception as described below. It is possible, however, that in the future the Partnership might not qualify for the Private Placement Exclusion.

If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. We believe that the Partnership will qualify for another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. It is possible, however, that in the future the Partnership might not qualify for one of these exceptions.

If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “—Requirements for REIT Qualification—Income Tests” and “—Requirements for REIT Qualification—Asset Tests.” In addition, any change in the Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for REIT Qualification—Distribution Requirements.” Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Partners, Not the Partnership, Subject to Tax. The partners of the Partnership are subject to taxation. Except as discussed below in “—Revised Partnership Audit Rules,” the Partnership itself is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Partnership’s income, gains, losses, deductions and credits for any taxable year of the Partnership ending during our taxable year, without regard to whether we have received or will receive any distribution from the Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations with Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership, once regarded, will be deemed to be formed by way of contributions of appreciated property. Consequently, the Partnership’s partnership agreement requires such allocations to be made in a manner permitted under Section 704(c) of the Code.

In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including our properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference (to the extent not previously taken into account) will generally be allocated to the contributing partners, including us, and other partners will generally be allocated only their share of income attributable to appreciation, if any, occurring after such contribution. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership may cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us as a result of such sale.

A Book-Tax Difference may also arise as a result of the revaluation of property owned by the Partnership in connection with certain types of transactions, including in connection with certain non-pro rata contributions or distributions of assets by the Partnership in exchange for interests in the Partnership. In the event of such a revaluation, the partners (including us) who were partners in the Partnership immediately prior to the revaluation will be required to take any Book-Tax Difference created as a result of such revaluation into account in substantially the same manner as under the Section 704(c) rules discussed above. This would result in us being allocated income, gain, loss and deduction for tax purposes in amounts different than the economic or book income allocated to us by the Partnership.

The application of Section 704(c) to the Partnership may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Requirements for REIT Qualification—Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased the contributed or revalued assets at their agreed values.

Treasury has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury regulations) will be elected with respect to any properties contributed to or revalued by the Partnership. We have not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to or revalued by the Partnership in the future.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnership generally is equal to:

•	the amount of cash and the adjusted tax basis of any other property contributed by us to the Partnership;

•	increased by

•	our allocable share of the Partnership’s income, and

•	our allocable share of debt of the Partnership; and

•	reduced, but not below zero, by

•	our allocable share of the Partnership’s loss,

•	the amount of cash and the basis of any property distributed to us, and

•	constructive distributions resulting from a reduction in our share of debt of the Partnership.

If the allocation of our distributive share of the Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnership’s distributions, or any decrease in our share of the debt of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain (including Section 1250 “depreciation recapture”), and, if our interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of the Partnership’s Property. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under Section 704(c) of the Code to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by the Partnership on the sale of any property held by the Partnership (other than property held indirectly through a taxable REIT subsidiary) as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Requirements for REIT Qualification—Income Tests.” We, however, do not presently intend to allow the Partnership to acquire or hold any property (other than through a taxable REIT subsidiary) that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Partnership’s trade or business.

Revised Partnership Audit Rules. Under partnership audit changes generally effective for audits in 2018 and later, a partnership (and not the partners) must pay any “imputed underpayments,” consisting of delinquent taxes, interest, and penalties deemed to arise out of an audit of the partnership, unless certain alternative methods are available and the partnership elects to utilize them. The IRS has issued regulations providing details on many of these provisions, but it is still not entirely clear how all of these new rules will be implemented. Accordingly, it is possible that in the future, we and/or any partnership in which we are a partner could be subject to, or otherwise bear the economic burden of, federal income tax, interest, and penalties resulting from a federal income tax audit.

Other Tax Considerations

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

Changes to Tax Laws and Regulations. The rules dealing with federal income taxation are subject to revision by the U.S. Congress, the IRS and the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. In particular, technical corrections legislation and implementing regulations may be enacted or promulgated in response to the Tax Cuts and Jobs Act of 2017. In addition, legislation, regulations and other guidance has been enacted to respond to the COVID-19 pandemic, including the 2020 CARES Act, and further legislative enactments and other IRS or Treasury action is possible. We cannot assure you that a change in law, including the possibility of major tax legislation in 2022 or later, possibly with retroactive application, will not alter significantly the tax considerations (including applicable tax rates) that we describe herein. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our shareholders. Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our common shares.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale of the common shares covered by this prospectus.

The sale or distribution of all or any portion of the common shares covered by this prospectus may be effected from time to time by the selling shareholders, or any of their permissible transferees or pledgees (including, but not limited to, Morgan Stanley Private Bank, National Association). The sales may be made directly, indirectly through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange or automated quotation system on which the common shares covered by this prospectus may be listed or traded, in privately negotiated transactions, to or through a market maker, or through any other legally available means. In addition, the sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the common shares, preferred shares or downREIT units, and, if the selling shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the applicable common shares from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by a selling shareholder, in order for the common shares to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the pledgee, transferee, secured party or other successors in interest as a selling shareholder under this prospectus.

The methods by which the common shares covered by this prospectus may be sold or distributed include any one or more of the following:

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common shares covered by this prospectus as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	pro rata distributions as part of the liquidation and winding up of the affairs of the selling shareholders or successor in interest that is an entity;

•	pledges to a lender as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure thereunder; or

•	any other legally available means.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Any public offering price and any discount, concession or commission allowed or reallowed or paid to dealers may be changed from time to time and, as to any particular underwriter, broker, dealer or agent, may be in excess of those customary in the types of transactions involved.

The selling shareholders may from time to time sell all or a portion of the common shares covered by this prospectus short and deliver those securities to cover the short sale or sales, or may deliver the common shares covered by this prospectus upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The selling shareholders also may enter into hedging transactions with brokers, dealers or other financial institutions, which may in turn engage in short sales of the common shares covered by this prospectus in the course of hedging the positions they assume.

The selling shareholders and the brokers or dealers participating in the distribution of the common shares covered by this prospectus may be deemed “underwriters” within the meaning of the Securities Act. Any profit on the sale of the common shares covered by this prospectus by the selling shareholders and any discounts, concessions or commissions received by any such brokers or dealers may be regarded as underwriting commissions under the Securities Act.

In connection with the sale or distribution of the common shares covered by this prospectus, the rules of the SEC permit any underwriter to engage in certain transactions that stabilize the price of the common shares covered by this prospectus. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares covered by this prospectus.

Underwriters, brokers, dealers or agents may be entitled, under agreements with us, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act.

We will pay all expenses in connection with the registration of the common shares covered by this prospectus. The selling shareholders will pay for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the common shares covered by this prospectus.

The common shares covered by this prospectus not sold pursuant to the registration statement on Form S-3 of which this prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person who is not, and has not been within the preceding three months, an affiliate of ours and also has satisfied a six-month holding period may, under certain circumstances, sell the common shares covered by this prospectus. Therefore, both during and after the effectiveness of the registration statement, the selling shareholders may sell the common shares covered by this prospectus pursuant to Rule 144.

EXPERTS

The audited consolidated financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the offered common shares and the accuracy of the discussion under “Material Federal Income Tax Considerations” will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below as well as any future documents that are deemed to be “filed” with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (File No. 1-07533) from the date of this prospectus until the termination of the offering of the securities described in this prospectus or the expiration of the registration statement.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 11, 2021;

•	Our Definitive Proxy Statement for our 2021 Annual Meeting of Shareholders, filed with the SEC on March 25, 2021;

•	Our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 5, 2021, August 4, 2021 and November 4, 2021;

•	Our Current Reports on Form 8-K filed with the SEC on February 12, 2021, February 24, 2021, April 19, 2021, May 6, 2021, May 7, 2021, August 5, 2021, December 2, 2021 and January 3, 2022; and

•	the description of our common shares contained in Exhibit 4.8 to the Predecessor’s Annual Report on Form 10-K filed with the SEC on February 10, 2020.

We have filed with the SEC a registration statement, of which this prospectus is a part, with respect to the securities to be offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information with respect to us or the securities offered by this prospectus, please review the registration statement and its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement regarding the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement. Each of these statements is qualified in its entirety by this reference.

Copies of our SEC filings are available at no cost at our website, www.federalrealty.com. In addition, you may request a copy of any report or document incorporated by reference in this prospectus, except the exhibits, unless such exhibits are specifically incorporated by reference in this prospectus or in those documents, at no cost. Any such request may be made by writing or by telephone and shall be directed to the following address:

Federal Realty Investment Trust

909 Rose Ave. Suite 200

North Bethesda, Maryland 20852

Attention: Investor Relations

(301) 998-8100

You should rely only on the information in our prospectus, any prospectus supplement and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state or jurisdiction where the offer is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement or any incorporated document is accurate as of any date other than the date of the document.

799,623 Common Shares of Beneficial Interest

(par value $0.01 per share)

PROSPECTUS

January 3, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are the amounts of fees and expenses (other than underwriting discounts and commissions) we will pay in connection with the offering of our securities.

SEC Registration Fee	$0
Printing and Duplicating Costs	2,000	*
Accounting Fees and Expenses	6,500	*
Legal Fees and Expenses	10,000	*
Miscellaneous	5,000	*

Total	$23,500	*

*	Estimated

Item 15. Indemnification of Trustees and Officers

The registrant’s declaration of trust authorizes the registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former shareholder, trustee or officer of the registrant or (ii) any individual who, while a trustee of the registrant and at the request of the registrant, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status. The registrant’s declaration of trust also permits the registrant, with approval of the registrant’s Board of Trustees, to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.

The registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any trustee, officer or shareholder or any former trustee, officer or shareholder, including any individual who, while a trustee, officer or shareholder and at the express request of the registrant, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, manager, member, partner or trustee of such real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any trustee or officer or any former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the registrant’s bylaws obligate it, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the registrant must have received from such trustee or officer (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the registrant and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The registrant may, with the approval of its trustees, provide such indemnification or payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the registrant or a predecessor of the registrant. Any indemnification or payment or reimbursement of the expenses permitted by the registrant’s bylaws will be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law, or the MGCL, for directors of Maryland corporations. The registrant may provide to trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

Title 8 of the Corporations and Associations Code of the State of Maryland, as amended, provides that a shareholder or trustee of a Maryland real estate investment trust is not personally liable for the obligations of the real estate investment trust, except that a trustee will be liable in any case in which a trustee otherwise would be liable and the trustee’s act constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of the trustee’s duties. Title 8 further provides that a Maryland real estate investment trust may indemnify or advance expenses to trustees, officers, employees, and agents of the trust to the same extent as is permitted for directors, officers, employees, and agents of a Maryland corporation. Title 2 of the Corporations and Associations Code of the State of Maryland, as amended, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or certain related capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the trust if such director or officer has been adjudged to be liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

The following exhibits, as noted, are filed herewith, previously have been filed, or will be filed by amendment.

Exhibit No.	Description

3.1	Amended and Restated Declaration of Trust of Federal Realty Investment Trust effective January 1, 2022 (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on January 3, 2022 and incorporated herein by reference)

3.2	Articles of Amendment to Amended and Restated Declaration of Trust of Federal Realty Investment Trust effective January 1, 2022 (previously filed as Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on January 3, 2022 and incorporated herein by reference)

3.3	Bylaws of Federal Realty Investment Trust effective January 1, 2022 (previously filed as Exhibit 3.3 to the Current Report on Form 8-K filed by the Company on January 3, 2022 and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1*	Power of Attorney

*	Included with this filing.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Bethesda, State of Maryland, on January 3, 2022.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Donald C. Wood Donald C. Wood	Chief Executive Officer of the Company (principal executive officer) and Trustee of the Company	January 3, 2022

/s/ Daniel Guglielmone Daniel Guglielmone	Executive Vice President-Chief Financial Officer and Treasurer of the Company (principal financial and accounting officer)	January 3, 2022

* David W. Faeder	Trustee and Non-Executive Chairman of the Company	January 3, 2022

* Elizabeth I. Holland	Trustee of the Company	January 3, 2022

* Nicole Y. Lamb-Hale	Trustee of the Company	January 3, 2022

* Anthony P. Nader III	Trustee of the Company	January 3, 2022

* Mark S. Ordan	Trustee of the Company	January 3, 2022

* Gail P. Steinel	Trustee of the Company	January 3, 2022

*By:	/s/ Dawn M. Becker
Dawn M. Becker
Attorney-in-fact